NEWS RELEASE

For Immediate Release
November 9, 2012
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR THIRD QUARTER 2012
RALEIGH, N.C. -- First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ending September 30, 2012, of $39.5 million, compared to $81.4 million for the corresponding period of 2011, according to Frank B. Holding Jr., chairman of the board. The decrease in net income in 2012 resulted from significantly reduced noninterest income caused by an $86.9 million acquisition gain in the prior year which was partially offset by lower noninterest expense and provision for loan and lease losses during the current quarter.
Per share income for the third quarter of 2012 totaled $3.85, compared to $7.86 for the same period a year ago. First Citizens' current quarter results generated an annualized return on average assets of 0.75 percent and an annualized return on average equity of 8.08 percent, compared to respective returns of 1.53 percent and 17.65 percent for the same period of 2011.
For the nine-month period ending September 30, 2012, net income equaled $112.6 million, compared to $164.5 million for the corresponding period of 2011. Earnings for 2011 included acquisition gains totaling $150.4 million resulting from FDIC-assisted transactions involving United Western Bank (United Western) and Colorado Capital Bank (CCB). No acquisition gains have been recorded in 2012. The after-tax impact of the 2011 gains was $91.5 million. The increase in net income, excluding acquisition gains, resulted from lower noninterest expense and provision for loan and lease losses combined with higher net interest income.
Per share income for the nine-month period ending September 30, 2012, totaled $10.96, compared to $15.81 for the same period a year ago. First Citizens' year-to-date results generated an annualized return on average assets of 0.72 percent and an annualized return on average equity of 7.89 percent, compared to respective returns of 1.04 percent and 12.29 percent for the same period of 2011.
The general level and comparability of BancShares' results of operations for 2012 and 2011 are affected by FDIC-assisted transactions. Acquisition gains are recorded at the date of the transaction and result from the difference between the estimated fair values of acquired assets and assumed liabilities. Various post-acquisition adjustments to the carrying value of acquired assets may have a significant impact on net interest income, provision for loan and lease losses, and noninterest income. Accretable fair value discounts recorded on acquired loans are recognized in income over the estimated life of the loans, with accelerated accretion recognized if repayments occur sooner than originally estimated. In cases where post-acquisition deterioration of credit quality is identified for acquired loans, allowances are established through the provision for loan and lease losses. When credit quality improves subsequent to the acquisition date, fair value discounts that were initially identified as nonaccretable are reclassified as accretable and are recognized as interest income over the remaining life of the loan. For loans and other real estate (OREO) covered under FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from deterioration or improvement is recognized as an adjustment to the FDIC receivable with an offset to noninterest income.
HIGHLIGHTS

•	Third quarter and year-to-date net interest income equaled $215.4 million and $651.7 million, respectively, down 0.8 percent for the quarter but up 3.7 percent for the year, compared to 2011.

•
Average loans and leases for the third quarter of 2012, including those acquired in FDIC-assisted transactions, fell $722.1 million, or 5.1 percent, from the third quarter of 2011. Average loans and leases not covered by FDIC loss share agreements declined $137.6 million, while loans covered by loss share agreements fell $584.5 million.

•	Average interest-earning assets increased $237.6 million, or 1.3 percent, when compared to the third quarter of 2011.

•
Average interest-bearing liabilities, including those assumed in FDIC-assisted transactions, decreased $803.3 million, or 5.4 percent, from the third quarter of 2011 to the third quarter of 2012. Average total deposits, including noninterest-bearing balances, were unchanged at $17.8 billion.

•	Third quarter 2012 and 2011 earnings were influenced by several significant items arising from FDIC-assisted transactions, including:

▪	a reduction of $20.1 million to the provision for loan and lease losses from the 2011 charge of $30.3 million

▪	$67.6 million and $69.8 million in interest income from accretion of fair value discounts

▪	$16.9 million and $18.9 million of charges to noninterest income arising from adjustments to the FDIC receivable

•	Year-to-date 2012 and 2011 earnings included various items arising from the FDIC-assisted transactions:

▪	$38.5 million and $104.1 million of provision for loan and lease losses

▪	$193.4 million and $192.6 million in interest income from accretion of fair value discounts

▪	$57.8 million and $43.0 million of charges to noninterest income arising from adjustments to the FDIC receivable

•	Net charge-offs on noncovered loans equaled $6.5 million for the quarter, or an annualized 0.22 percent of average noncovered loans, down 59.0 percent from the third quarter of 2011.

•	Year-to-date 2012 net charge-offs on noncovered loans totaled $34.3 million, or an annualized 0.40 percent of average noncovered loans, down $2.0 million from year-to-date 2011.

•
Excluding acquisition gains and the effect of post-acquisition adjustments from the FDIC-assisted transactions, noninterest income decreased 27.6 percent during the third quarter of 2012 and 15.0 percent during the nine-month period ending September 30, 2012, when compared to the prior year.

•
Third quarter 2012 noninterest expenses declined $13.8 million, or 6.7 percent, primarily caused by reductions in card loyalty program expense and external processing fees. Year-to-date 2012 noninterest expenses fell $13.1 million, or 2.3 percent, from the prior year due to reductions in card loyalty expenses, legal fees and processing costs.

NET INTEREST INCOME
Third quarter net interest income decreased $1.8 million, or 0.8 percent, from the same period of 2011, primarily due to the impact of loan shrinkage. Average interest-earning assets increased $237.6 million, or 1.3 percent, due to excess liquidity resulting in growth in investment securities. Accretion of discounts on acquired assets, including adjustments resulting from changes in estimated cash flows, resulted in $67.6 million of interest income, compared to $69.8 million recorded in the third quarter of 2011. The taxable-equivalent net yield on interest-earning assets decreased 9 basis points when compared to the third quarter of 2011.
Average interest-bearing liabilities decreased by $803.3 million, or 5.4 percent, during the third quarter of 2012, due to lower levels of interest-bearing deposits and long term obligations. The rate on interest-bearing liabilities fell 33 basis points to 0.60 percent during the third quarter of 2012, due principally to an improved mix of lower rate interest-bearing checking and money market balances versus time deposits.
Net interest income increased $23.2 million, or 3.7 percent, during the nine-month period ended September 30, 2012, when compared to the same period of 2011. Net interest income for the nine months ended September 30, 2012, included

$193.4 million of accretion income, compared to $192.6 million recognized during the nine months ended September 30, 2011. The taxable-equivalent net yield on interest-earning assets increased 16 basis points versus the nine-month period ended September 30, 2011, due to a larger decline in the rate on interest-bearing deposits as compared to the yield on interest-earning assets.
PROVISION FOR LOAN AND LEASE LOSSES
The provision for loan and lease losses equaled $17.6 million during the third quarter of 2012, a $27.0 million decrease from the same period of 2011, due primarily to a $20.1 million reduction in the amount recognized for post-acquisition deterioration of acquired loans covered by FDIC loss share agreements. The favorable change in provision for loan and lease losses for acquired loans was due to lower post-acquisition deterioration of loans, the reversal of previously recorded allowances due to improvements in expected cash flows, and reduced charge-offs during the third quarter of 2012. The provision for noncovered loan and lease losses recorded during the third quarter of 2012 equaled $7.4 million, down $6.9 million from the third quarter of 2011 as a result of lower net charge-offs, offset by increases in commercial loan provisions.
Net charge-offs on noncovered loans during the third quarter of 2012 equaled $6.5 million, compared to $15.8 million during the third quarter of 2011. On an annualized basis, noncovered loan net charge-offs for the third quarter of 2012 represented 0.22 percent of average noncovered loans and leases, compared to 0.54 percent for the same period of 2011. Net charge-offs resulting from post-acquisition deterioration of covered loans equaled $7.5 million during the third quarter of 2012, down from $24.7 million for the third quarter of 2011.
For the nine months ended September 30, 2012, the provision for loan and lease losses equaled $78.0 million, a $65.0 million decrease from the same period of 2011, due to a $65.6 million reduction in the amount recognized for post-acquisition deterioration of acquired loans covered by FDIC loss share agreements. The favorable change in provision for loan and lease losses for acquired loans was partially offset by adjustments to the FDIC receivable resulting from the net favorable changes in expected losses on covered assets. The provision for noncovered loan and lease losses recorded during the first nine months of 2012 equaled $39.5 million, an increase of $546,000 from the first nine months of 2011.
Net charge-offs on noncovered loans during the first nine months of 2012 equaled $34.3 million, compared to $36.3 million during the first nine months of 2011. On an annualized basis, noncovered net charge-offs for the nine months ended September 30, 2012, represented 0.40 percent of average noncovered loans and leases, compared to 0.42 percent for the same period of 2011. Net charge-offs resulting from post-acquisition deterioration of covered loans equaled $37.3 million for the nine months ended September 30, 2012, down from $80.3 million for the same period of 2011.
NONINTEREST INCOME
Noninterest income for the third quarter of 2012 equaled $51.8 million, compared to $162.9 million in the comparable period of 2011. This decrease of $111.1 million was primarily caused by the $86.9 million acquisition gain recorded in 2011, reductions in cardholder and merchant services income, due to limitations imposed by the Dodd-Frank Act, and a reduction in mortgage income.
During the first nine months of 2012, noninterest income amounted to $156.1 million, compared to $359.1 million during the same period of 2011. The majority of the $203.0 million decrease during 2012 is due to $150.4 million in acquisition gains recognized in conjunction with the 2011 FDIC-assisted transactions. As a result of adjustments to the FDIC receivable caused by favorable events impacting covered assets, noninterest income was reduced by $57.8 million during 2012, compared to $43.0 million during 2011. Noninterest income for 2012 also included a $16.3 million decline in cardholder and merchant services income resulting from the fourth quarter 2011 enactment of debit interchange fee limits mandated by the Dodd-Frank Act.
NONINTEREST EXPENSE
Noninterest expense declined $13.8 million in the third quarter of 2012 to $190.1 million, compared to $203.8 million in the third quarter of 2011 as a result of lower costs related to card loyalty programs, a reduction in external processing fees and lower foreclosure-related expenses.

Noninterest expense equaled $568.2 million for the first nine months of 2012, a $13.1 million, or 2.3 percent, decrease from the $581.3 million recorded during the same period of 2011. During 2012, noninterest expense included a $5.3 million increase in foreclosure and loan collection costs and a $4.0 million increase in employee benefits expense. These increased costs were offset by reductions in card loyalty expenses, legal fees and external processing costs. In addition, FDIC insurance expenses declined $5.8 million, resulting from adjustments to the assessment calculation that were effective beginning in the second quarter of 2011.
INCOME TAXES
Income tax expense totaled $20.0 million and $50.2 million for the third quarters of 2012 and 2011, representing effective tax rates of 33.6 percent and 38.1 percent during the respective periods. For the first nine months of 2012, income tax expense totaled $49.0 million compared to $98.8 million during 2011. The effective tax rates for the nine-month periods equal 30.3 percent and 37.5 percent, respectively.
The lower effective tax rate for the third quarter of 2012 reflects the impact of favorable permanent differences on the current quarter's lower pre-tax income. The lower effective tax rate for 2012 results from recognition of a $6.4 million credit to income tax expense, due to the favorable outcome of state tax audits for the period 2008-2010, net of additional federal taxes.
NONPERFORMING ASSETS
As of September 30, 2012, BancShares’ nonperforming assets amounted to $379.4 million, or 2.8 percent of total loans and leases plus OREO, compared to $553.8 million, or 3.9 percent, on December 31, 2011, and $560.6 million, or 3.9 percent, on September 30, 2011. Of the $379.4 million in nonperforming assets on September 30, 2012, $259.1 million is covered by FDIC loss share agreements, with the remaining $120.3 million not covered by loss share agreements. Nonperforming assets not covered by loss share agreements represented 1.1 percent of noncovered loans and leases plus OREO as of September 30, 2012, compared to 0.9 percent as of September 30, 2011. Covered nonperforming assets continued to decline from previous periods due to the sale and write-down of other real estate and the resolution of nonaccrual loans offset in part by new foreclosures and loans placed on nonaccrual.
CAPITAL
First Citizens BancShares remains well-capitalized with a tier 1 leverage capital ratio of 9.67 percent on September 30, 2012, down 16 basis points from September 30, 2011, primarily due to the redemption during the third quarter of 2012 of $150 million of 8.05 percent trust preferred securities at a premium of $3.6 million. Both the total risk-based capital and tier 1 risk-based capital ratios declined slightly from September 30, 2011, to levels of 16.76 percent and 15.08 percent on September 30, 2012, respectively, also due to the redemption of the trust preferred securities.
ABOUT FIRST CITIZENS BANCSHARES
As of September 30, 2012, BancShares had total assets of $21.17 billion. BancShares is the financial holding company for First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 415 branch offices, telephone banking, online banking and ATMs.
For more information, visit First Citizens' website at firstcitizens.com.
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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME
	Three Months Ended September 30		Nine Months Ended September 30
(thousands, except share data; unaudited)	2012	2011	2012	2011
Interest income	$236,674	$252,179	$723,945	$742,983
Interest expense	21,318	34,992	72,205	114,434
Net interest income	215,356	217,187	651,740	628,549
Provision for loan and lease losses	17,623	44,628	78,005	143,024
Net interest income after provision for loan and lease losses	197,733	172,559	573,735	485,525
Gains on acquisitions	—	86,943	—	150,417
Other noninterest income	51,842	75,956	156,081	208,711
Noninterest expense	190,077	203,832	568,205	581,342
Income before income taxes	59,498	131,626	161,611	263,311
Income taxes	19,974	50,205	49,009	98,830
Net income	$39,524	$81,421	$112,602	$164,481
Taxable-equivalent net interest income	$216,069	$218,178	$654,028	$631,418
Net income per share	$3.85	$7.86	$10.96	$15.81
Cash dividends per share	0.30	0.30	0.90	0.90
Profitability Information (annualized)
Return on average assets	0.75%	1.53%	0.72%	1.04%
Return on average equity	8.08	17.65	7.89	12.29
Taxable-equivalent net yield on interest-earning assets	4.51	4.60	4.63	4.47
CONDENSED BALANCE SHEETS
		September 30	December 31	September 30
(thousands, except share data; unaudited)		2012	2011	2011
Assets
Cash and due from banks		$606,107	$590,801	$539,337
Investment securities		5,013,500	4,058,245	3,996,768
Loans covered by FDIC loss share agreements		1,897,097	2,362,152	2,557,450
Loans and leases not covered by FDIC loss share agreements		11,455,233	11,581,637	11,603,526
Less allowance for loan and lease losses		276,554	270,144	254,184
Receivable from FDIC for loss share agreements		243,893	539,511	607,907
Other assets		2,234,344	2,019,291	1,964,540
Total assets		$21,173,620	$20,881,493	$21,015,344
Liabilities and shareholders' equity
Deposits		$17,893,215	$17,577,274	$17,663,275
Other liabilities		1,306,281	1,443,091	1,480,653
Shareholders' equity		1,974,124	1,861,128	1,871,416
Total liabilities and shareholders' equity		$21,173,620	$20,881,493	$21,015,344
Book value per share		$192.49	$180.97	$181.58

SELECTED AVERAGE BALANCES
	Three Months Ended September 30		Nine Months Ended September 30
(thousands, except shares outstanding; unaudited)	2012	2011	2012	2011
Total assets	$21,075,174	$21,157,741	$21,001,469	$21,194,113
Investment securities	4,888,047	4,082,574	4,543,710	4,269,280
Loans and leases	13,451,164	14,173,224	13,628,759	14,036,103
Interest-earning assets	19,059,474	18,821,838	18,877,582	18,876,255
Deposits	17,755,974	17,772,429	17,641,188	17,837,690
Interest-bearing liabilities	14,188,609	14,991,875	14,361,373	15,182,701
Shareholders' equity	1,945,263	1,830,503	1,906,513	1,794,474
Shares outstanding	10,264,159	10,363,964	10,273,082	10,406,833

CAPITAL INFORMATION
		September 30	December 31	September 30
(dollars in thousands; unaudited)		2012	2011	2011
Tier 1 capital		$2,028,723	$2,072,610	$2,070,216
Total capital		2,255,931	2,323,022	2,320,056
Risk-weighted assets		13,457,052	13,447,702	13,388,224
Tier 1 capital ratio		15.08%	15.41%	15.46%
Total capital ratio		16.76	17.27	17.33
Leverage capital ratio		9.67	9.90	9.83

ASSET QUALITY DISCLOSURES
		2012		2011		Nine months ended September 30
	Third	Second	First	Fourth	Third
(dollars in thousands; unaudited)	Quarter	Quarter	Quarter	Quarter	Quarter	2012	2011
Allowance for loan and lease losses at beginning of period	$272,929	$272,500	$270,144	$254,184	$250,050	$270,144	$227,765
Provision for loan and lease losses:
Covered by loss share agreements	10,226	18,678	9,603	70,408	30,317	38,507	104,070
Not covered by loss share agreements	7,397	10,989	21,112	18,845	14,311	39,500	38,954
Net charge-offs of loans and leases:
Charge-offs	(15,196)	(30,934)	(30,379)	(74,698)	(42,314)	(76,508)	(122,142)
Recoveries	1,198	1,696	2,020	1,405	1,820	4,911	5,537
Net charge-offs of loans and leases	(13,998)	(29,238)	(28,359)	(73,293)	(40,494)	(71,597)	(116,605)
Allowance for loan and lease losses at end of period	$276,554	$272,929	$272,500	$270,144	$254,184	$276,554	$254,184
Allowance for loan and lease losses at end of period allocated to loans and leases:
Covered by loss share agreements	$90,507	$87,797	$86,117	$89,261	$75,050	$90,507	$75,050
Not covered by loss share agreements	186,047	185,132	186,383	180,883	179,134	186,047	179,134
Allowance for loan and lease losses at end of period	$276,554	$272,929	$272,500	$270,144	$254,184	$276,554	$254,184
Detail of net charge-offs of loans and leases:
Covered by loss share agreements	$7,516	$16,998	$12,747	$56,197	$24,702	$37,261	$80,268
Not covered by loss share agreements	6,482	12,240	15,612	17,096	15,792	34,336	36,337
Total net charge-offs	$13,998	$29,238	$28,359	$73,293	$40,494	$71,597	$116,605
Reserve for unfunded commitments	$7,999	$7,869	$7,789	$7,789	$7,962	$7,999	$7,962
Average loans and leases:
Covered by loss share agreements	1,916,305	2,076,199	2,254,636	2,443,665	2,500,807	2,076,756	2,458,184
Not covered by loss share agreements	11,534,859	11,535,335	11,567,590	11,649,368	11,672,417	11,552,003	11,577,919
Loans and leases at period-end:
Covered by loss share agreements	1,897,097	1,999,351	2,183,869	2,362,152	2,557,450	1,897,097	2,557,450
Not covered by loss share agreements	11,455,233	11,462,458	11,489,529	11,581,637	11,603,526	11,455,233	11,603,526
Risk Elements
Nonaccrual loans and leases:
Covered by loss share agreements	$142,696	$271,381	$292,229	$302,102	$291,890	$142,696	$291,890
Not covered by loss share agreements	75,255	69,406	66,363	52,741	59,603	75,255	59,603
Other real estate:
Covered by loss share agreements	116,405	117,381	142,418	148,599	160,443	116,405	160,443
Not covered by loss share agreements	45,063	49,454	48,092	50,399	48,616	45,063	48,616
Total nonperforming assets	$379,419	$507,622	$549,102	$553,841	$560,552	$379,419	$560,552
Nonperforming assets covered by loss share agreements	$259,101	$388,762	$434,647	$450,701	$452,333	$259,101	$452,333
Nonperforming assets not covered by loss share agreements	120,318	118,860	114,455	103,140	108,219	120,318	108,219
Total nonperforming assets	$379,419	$507,622	$549,102	$553,841	$560,552	$379,419	$560,552
Accruing loans and leases greater than 90 days past due:
Covered by loss share agreements	$248,573	$254,580	$268,403	$292,194	$289,833	$248,573	$289,833
Not covered by loss share agreements	14,071	12,907	13,828	14,840	17,887	14,071	17,887
Ratios
Net charge-offs (annualized) to average loans and leases:
Covered by loss share agreements	1.56%	3.29%	2.27%	9.12%	3.92%	2.40%	4.37%
Not covered by loss share agreements	0.22	0.43	0.54	0.58	0.54	0.40	0.42
Allowance for loan and lease losses to total loans and leases:
Covered by loss share agreements	4.77	4.39	3.94	3.78	2.93	4.77	2.93
Not covered by loss share agreements	1.62	1.62	1.62	1.56	1.54	1.62	1.54
Nonperforming assets to total loans and leases plus other real estate:
Covered by loss share agreements	12.87	18.37	18.68	17.95	16.64	12.87	16.64
Not covered by loss share agreements	1.05	1.03	0.99	0.89	0.93	1.05	0.93
Total	2.81	3.72	3.96	3.92	3.90	2.81	3.90